CODE OF ETHICS
ARDIAN US LLC

January 2026

ARDIAN

CODE OF ETHICS ARDIAN US LLC January 2026 ARDIAN

Contents

PREAMBLE	1

FIDUCIARY STANDARDS	2

PRIVACY	2

DEFINITIONS	3

PURCHASES AND SALES OF SECURITIES	5

REQUIREMENTS REGARDING ACCOUNT OPENINGS	8

REPORTING	8

GIFTS AND ENTERTAINMENT POLICY	9

MATERIAL NON-PUBLIC INFORMATION (MNPI) AND INSIDER TRADING	10

EXPERT NETWORK POLICY	13

DIRECTORSHIPS	15

POLITICAL CONTRIBUTIONS POLICY	15

CERTIFICATION	18

SANCTIONS	18

SCHEDULE 1	19

PREAMBLE

Ardian US LLC (the “Firm” or the “Adviser”), an Investment Adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”), has adopted and implemented this Code of Ethics (the “Code”) to set guidelines, achieve compliance with all applicable federal and state securities laws, and promote the highest standards of professional ethics, conduct and integrity.

The Firm is a wholly owned subsidiary of Ardian SA (“Ardian”), engaged in managing and advising private equity investment funds and funds of funds. The Adviser currently serves as the primary investment adviser or investment manager to multiple private funds, as well as the delegated manager, secondary adviser or sub-adviser to other Ardian sponsored funds and funds of funds. In addition, the Firm serves as investment adviser to Ardian Access LLC (the “Fund”), a non-diversified, closed-end [interval] fund. The Fund proposes to offer three classes of shares pursuant to an application to the SEC for exemptive relief from Section 17(d) of the Investment Company Act (the “IC Act”) and Rule 17d- 1 thereunder. Assuming exemptive relief is granted, Ardian US may from time to time offer additional classes of shares and form additional funds with their own classes of shares, subject to the IC Act and other applicable federal securities laws. The Fund’s executive officers and Managers, and the Fund’s personnel, serve or may serve as officers, trustees/directors or principals of entities that operate in the same or a related line of business as the Fund or of other adviser- or Ardian-advised funds (“Other Managed Funds”).

This Code applies to all managing directors or officers (or any person performing similar functions) and employees of the Adviser and any individuals employed by non-US affiliates of the Adviser that are involved in the formulation of investment advice given to fund’s managed by the Adviser. In addition to being subject to this Code of Ethics, any supervised persons or access persons, of each Participating Affiliate are governed by a Code of Ethics established and maintained under applicable laws within their respective jurisdictions e.g., the French Autorité des Marchés Financiers in France, the British Financial Conduct Authority in UK, any other respective regulatory agency, and, additionally the Company-wide policies of the Ardian Group. The respective compliance teams of the Adviser and each of the Participating Affiliates coordinate their activities, when necessary, in order to ensure compliance with the requirements of the Investment Advisers Act to the extent applicable to their respective activities, as reflected by the principles established in the Uniao de Banco de Brasileiros S.A., SEC Staff No-Action letter (July 28, 1992).

Special Considerations for Funds Registered Under the IC Act

Rule 17j-1 of the IC Act specifies and prohibits certain types of transactions deemed to create the potential for and appearance of a conflict of interest, prohibits the misappropriation of material non-public information, and establishes reporting, preclearance and enforcement procedures for certain “access persons”. Generally, the Adviser’s officers, managers, or general partners who serve as officers of the Fund and participate in or obtain information regarding the purchase or sale of securities (other than Exempt Securities as defined below) by the Fund or whose functions or duties as part of the ordinary course of their business related to the making of any recommendation to the Fund regarding the purchase or sale of securities (other than Exempt Securities, as defined below) are subject to restrictions on trading during blackout periods without pre-clearance from the Fund’s CCO. In addition, the Fund’s Code of Business Conduct and Ethics for Principal Executive and Principal Financial Officers1 requires supplemental certification from its principal officers and senior financial officers attesting to compliance with the Fund’s Code of Ethics under Section 406 of The Sarbanes-Oxley Act of 2002. The Fund is required to file Form N-CSR under Section 30(b)(2) of the IC Act, which must be signed by the Fund, and on behalf of the Fund by its principal executive and principal financial officers. Please refer to the Fund’s Code of Ethics for guidance on the specific provisions designed to prevent conduct prohibited by Rule 17j-1 of the IC Act and the Fund’s Code of Business Conduct and Ethics for Principal Executive and Principal Financial Officers for additional guidance on requirements for Firm personnel serving as principal executives and other personnel performing similar functions to the Fund’s principal financial officer.

The Chief Compliance Officer has the authority to grant written waivers of the provisions of the Code in appropriate instances. However:

•	The Firm expects that waivers will be granted only in rare instances; and

•

Some provisions of the Code that are prescribed by the SEC rules cannot be waives. These provisions include, but are not limited to, the requirements that covered persons file certain reports and obtain pre-clearance of certain transactions.

[1]

Generally, applies to the Fund’s Chairman or President and with respect to principal financial officer, to the Fund’s Treasurer but in either case, can include the principal accounting officer or controller, or persons performing similar functions.

The management of the Firm and the Chief Compliance Officer will review the terms and provisions of the Code at least annually and make amendments as necessary. The Chief Compliance Officer must provide a copy of the Code, and a copy of any amendment to the Code, to each person covered by the Code.

FIDUCIARY STANDARDS

All of our employees owe a fiduciary duty to our clients. Ardian US considers the funds it manages to be its clients. Employees must conduct Firm business and their personal securities activities in a manner that would not take advantage of their position. Accordingly, all employees must take all appropriate steps to avoid even the slightest appearance of impropriety and make full disclosure of all matters that could in any way impair their independence and objectivity when performing their duties for the Adviser’s clients.

General Principles

It is generally improper for the Firm or persons covered by the Code to:

•	use for their own benefit (or the benefit of anyone other than a client) information about the Firm’s trading or investment recommendations to a client; or

•	take advantage of investment opportunities that would otherwise be available for a client.

The Firm expects all persons covered by the Code to comply with the spirit of the Code, as well as the specific rules contained in the Code. The Firm treats violations of the Code (including violations of the spirit of the Code) very seriously. If a Covered Person violates either the letter or the spirit of the Code, the Firm may take disciplinary measures against such person, including, without limitation, imposing penalties or fines, reducing compensation, demotion, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. A Covered Person can also violate the Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Covered Person’s conduct can violate the Code even if neither any client nor the Firm is harmed by the conduct. A Covered Person should ask the Chief Compliance Officer if there are any doubts or uncertainties about what the Code requires or permits. Please do not guess at the answer.

The Adviser recognizes that the individuals covered by this Code may wish to engage in personal investment activities, but such activities must be carried out within the letter and spirit of this Code. Accordingly, any questions that you may have should be addressed to the Chief Compliance Officer or compliance team in advance of engaging in any personal investment transaction.

At least annually, all employees of the Firm and other personnel subject to the Code (collectively, “Covered Persons”) must certify that they have received, read and understand the Code.

In addition, it is the obligation of all Covered Persons to report any violations of the Code to a supervisory person (your immediate supervisor or a member of the Ardian US Executive Board) or the Chief Compliance Officer or other compliance team member. No actions taken by any Covered Person to inform management of a violation of this Code will be used against the Covered Person or in any way negatively affect the individual’s status as an employee of the Firm or an affiliate of the Firm. Moreover, no actions taken by any Covered Person to report any potential unlawful activity to a governmental or law enforcement agency will be used against the Covered Person or in any way negatively affect the individual’s status as an employee of the Firm or an affiliate of the Firm.

PRIVACY

The Adviser respects the personal and private nature of confidential information. In this regard, the Adviser will take appropriate steps to ensure any personal information disclosed because of the responsibilities under taken under this Code will be treated as confidential and will only be reviewed by necessary parties or regulators, upon request.

DEFINITIONS

a.	“Adviser” or “Firm” means Ardian US LLC.

b.

“Access person” means a supervised person who (i) has access to nonpublic information regarding client securities transactions (ii) has access to nonpublic information regarding the portfolio holdings of any reportable fund (iii) is involved in making securities recommendations to clients and (iv) has access to such nonpublic recommendations before they are acted upon for clients. In addition, if their primary business is investment advice. directors, officers and partners of access persons are all considered access persons.

c.

“Beneficial ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Note that a Covered Person does not have beneficial ownership of holdings in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither the Firm nor a control affiliate of the Firm manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•

Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account or (ii) the securities are held in a Non-Discretionary Account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan.

•

Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.

•

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code.

d.

“Chief Compliance Officer” means the person designated by the Adviser as its chief compliance officer in accordance with Rule 206(4)-7(c) under the Advisers Act, or another person that he or she designates to perform the functions of Chief Compliance Officer when he or she is not available.

e.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.

f.

“Cryptocurrency” means cryptocurrencies, virtual currencies, cryptographic tokens, decentralized application or organization tokens, protocol tokens, non-fungible tokens, and any other digital assets or other instruments utilizing a blockchain or other distributed ledger technology, however characterized, regardless of centralized or decentralized control or ownership or whether acquired in a public or private transaction.

g.	“Direct or indirect influence or control” includes:

•	Suggesting purchases or sales of investments to the trustee or third-party manager;

•	Directing purchases or sales of investments;

•	Consulting with the trustee or third-party manager as to the particular allocation of investments to be made in the account; and

•	Discussions with the trustee or third-party manager concerning account holdings.

NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

h.	“Exempt Security” means:

•

Direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, and shares issued by money market funds.

•	Shares issued of registered open-end mutual funds (or the non-US equivalent).

•	Securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control.

•	Securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or the Fund, including mergers, recapitalizations or similar transactions.

•	Securities acquired as a part of an Automatic Investment Plan.

•

Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Cryptocurrencies.

•	Securities based on broad-based Exchange Traded Funds (ETFs).

•

Securities which the Fund’s investment portfolios are not permitted to purchase under the investment objectives and policies set forth in the Fund’s then current prospectus(es) under the Securities Act of 1933, as amended (the “1933 Act”), or the Fund’s registration statement on Form N-2, which currently in the case of the Fund would include any securities which are registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

i.	“Immediate family” means:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	Your children under the age of 18;

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support);

•

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, brothers-in-law, and sisters-in-law, including adoptive relationships.

j.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933. It is the first time a stock is sold to the public and is listed on an official exchange.

k.

“Private Placement” means a negotiated sale in which the securities are sold directly to institutional or private investors, rather than through a public offering. Such placements are not registered with the Securities and Exchange Commission.

l.

“Purchase or sell a security” by a person means a transaction in which a person acquires (in the case of a purchase) or disposes of (in the case of a sale), directly or indirectly, beneficial ownership of such security and includes, among other things, the writing of an option to purchase or sell such security.

m.

“Reportable Fund” means a fund which Ardian serves as an investment advisor or any fund whose investment adviser or principal underwriter controls, is controlled by or is under common control of Ardian.

n.

“Security” means any note, stock, treasury stock, bond, debenture, , evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

PURCHASES AND SALES OF SECURITIES

General Rule

No Covered Person shall purchase or sell, directly or indirectly, any security, including any security offered in a private placement or initial public offering, without first obtaining the permission of the Chief Compliance Officer. Certain exempt transactions by Covered Persons or members of their immediate families, outlined below, do not require pre-approval. Conversely, certain transactions by Covered Persons or members of their immediate families are prohibited regardless of the pre-approval requirement.

Transactions that would give an access person or Covered Person a specific advantage in relation to the market because of his or her functions are strictly prohibited. In particular, this may involve:

•	Using material, non-public information gained in the course of his or her employment at Ardian to purchase or sell public or private financial instruments

•	Using professional relationships with third parties to obtain preferential conditions in price or execution on a public or private financial instrument

•	Participation in initial public offerings or private investments to which he or she would not normally have access, as they are reserved for a type of investor to which he or she does not belong.

Covered Persons are prohibited from trading in Ardian shares or its derivatives in a manner that could reflect badly upon, or result in harmful consequences to, its employers and members of the Ardian Group, and are urged to take appropriate precautions to avoid such situations. In addition, Covered Persons are required to comply with Ardian Group rules against trading in Ardian securities for a period of 30 days before the announcement of the annual and semi-annual results of Ardian. Minimum and recommended holding periods apply to Ardian shares as well as other securities.

Processing of a Transaction Request

Personal transaction requests are considered as they are received. The compliance team will review each transaction, conduct any checks, where necessary, involving the Restricted List (as described in more detail below) and conflict of interest analysis before a transaction request is finalized. The compliance team will respond to each transaction request as quickly as possible.

Once a decision has been made on a requested transaction, the Covered Person will be notified of the decision via an automated email sent through the Ethics Workflow Platform. The Covered Person may not carry out a requested transaction until authorization from the compliance team has been received. The reasoning to approve or reject a transaction request may not be disclosed to the requesting Covered Person, particularly if this would lead to revealing inside or confidential information.

Post-Authorization

Each transaction approval is valid for a period of two business days. Thereafter, a new transaction approval request must be made, though the Chief Compliance Officer may waive this requirement at his discretion

In all cases in which a transaction approval is given, a confirmation of each executed trade must be provided via email to the Chief Compliance Officer within a reasonable time after execution of each transaction.

It is recommended that securities purchased by Covered Persons be held for a minimum period of 60 days.

Certain Relevant Considerations

In order to provide a judgement on a proposed Covered Person’s transaction, the Chief Compliance Officer may take into account a number of considerations, some but not all of which are enumerated below. As such, the Chief Compliance Officer may make ask the Covered Person to provide, as necessary, any information relevant to their proposed transaction including, but are not limited to:

•	the reasons for the proposed trade;

•	the Covered Person’s possible possession of inside information with respect to the proposed traded;

•	whether any of the securities proposed to be purchased or sold have, within the prior ten days, been sold or purchased by clients upon the recommendation of the Adviser or any Participating Affiliate;

•	whether such securities are on the Restricted List of securities due to the Adviser or any Participating Affiliate being in possession of MNPI;

•	whether the opportunity to purchase or sell such securities should be reserved for clients of the Adviser; and

•	whether the opportunity to purchase or sell such securities is being offered to the person because of such person’s position with the Adviser.

Ardian Co-Investments

Notwithstanding the foregoing, Covered Persons who are permitted or required to participate in co-investments and corresponding sales of securities made simultaneously with Ardian clients pursuant to an applicable investment advisory or fund agreement will not require the approval of the Chief Compliance Officer for such securities transactions.

Records of Permitted Securities Transactions

All requests for personal transactions and their processing are recorded and kept confidential. The Adviser will maintain records of the approval or rejection of a transaction request for at least five years after the end of the fiscal year in which the approval or rejection is given.

Further Disclosure

Covered Persons who have received permission to enter into a transaction in accordance with the foregoing procedure are subject to the further disclosure and restrictions requests outlined below if the relevant security is subsequently considered for purchase or sale by any client of the Adviser.

Potential Conflicts of Interest Disclosure

Covered Persons must disclose their own interest in a security to Compliance, including any recent (under one year) permitted transaction in such security, before recommending or attempting to cause any securities transaction by a client fund to occur, or participating in any investment decision relating to such security.

Exempted Transactions

The prohibitions of this Code shall not apply to:

Transactions in Exempt Securities

•

The term “security” is outlined in the Definitions section at the beginning of this Code. Any financial instrument that falls outside the definition listed above (most notably open-ended mutual funds and ETFs) does not require pre-approval prior to transactions.

Cryptocurrency Transactions

•

The acquisition of any Cryptocurrency, or Beneficial Ownership in any Cryptocurrency, in a private placement, including through an initial coin offering, a token warrant, or a SAFT or SAFT-E, will not require pre-approval.

Non-volitional Transactions

•

A transaction in which the Covered Person does not exercise investment discretion at the time of the transaction or that occurs by operation of law (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Covered Person, including transactions in fully discretionary portfolio management accounts managed by registered investment advisers and with respect to which such Covered Person has no actual advance knowledge of a given trade).

No Employee Control

•

Purchases or sales affected in any account over which the Covered Person has no Direct or Indirect Influence or Control. These include brokerage accounts in which a financial adviser makes all of the investment decisions for the assets within the account, without any consultation or input from the Ardian employee. Note that on a sample basis, the Chief Compliance Officer will request reports on holdings and/or transactions made in such accounts to identify transactions that would have been prohibited pursuant to the Code, absent reliance on this exemption. The Chief Compliance Officer reserves the right to rescind an account’s designation as an account over which the Covered Person has no direct or indirect influence or control at any time.

Automatic Investment Plans

•	Purchases or sales made automatically in accordance with a predetermined schedule and allocation, such as dividend reinvestment plans.

Rights Offerings

•

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

REQUIREMENTS REGARDING ACCOUNT OPENINGS

Brokerage accounts

No Covered Person may open or maintain a securities trading account, of any type, in which such person has any direct or indirect interest without registering the account with the Firm. New accounts must be registered online via the Ethics Workflow

Platform.

Each Covered Person shall be responsible for maintaining an accurate inventory of all securities held by such person that are required to be reported under this Code. All information requested on the Workflow—the name of the broker, dealer or bank with whom any account is established, all account numbers, and any requested account statements, must also be provided concurrent with an employee opening an account.

Please see the section on “Reporting” below for initial and annual reporting requirements involving Ardian employee accounts.

REPORTING

Initial Holdings Reports

Each Covered Person must provide the Chief Compliance Officer with an initial report of such person’s securities holdings and, all brokerage or bank accounts in which securities transactions can take place. For this purpose, Covered Persons will receive an e-mail request to complete an online securities holdings report which includes a place for Covered Persons to certify, if appropriate, that they have no securities holdings or securities accounts to report. This reporting is conducted online via the Ethics Workflow Platform.

Annual Holdings Report

Annually, each Covered Person shall certify the accuracy of the inventory of such person’s securities holdings on the Ethics Workflow Platform. All brokerage trading or bank accounts in which securities transactions can take place which have been opened or closed since the last annual reporting should also be disclosed. For this purpose, Covered Persons will receive an e-mail request to complete an online Annual Securities Holdings Report which includes a place for Covered Persons to certify, if appropriate, that they have no securities holdings or securities accounts to report.

Quarterly Transaction Reports

Each calendar quarter, each Covered Person must provide the Chief Compliance Officer with a report of their securities transactions done or any brokerage, trading or bank accounts opened during the period. For this purpose, Covered Persons will receive an e-mail request to complete an online quarterly securities transactions report and provide copies of all account statements. If no trading is done and not accounts were opened during a calendar quarter no reporting for that quarter is required.

Required Information

Each initial and annual holdings report must contain the following information, current as of a date no more than 60 days prior to the date the report is submitted:

•	the title and type of each security (and exchange ticker symbol or ISIN/CUSIP number, as applicable) held;

•	the number of shares and principal amount of such security;

•	the name of any brokerage firm or bank with which the Covered Person maintains an account; and

•	the date the Covered Person submits the report.

Each quarterly report must contain the following information with respect to each securities transaction that occurred during the period:

•	The date of the transaction

•	the title and type of security (and exchange ticker symbol or ISIN/CUSIP number, as applicable);

•	the interest rate and maturity date, number of shares and principal amount (as applicable) of each security involved;

•	the nature of the transaction (i.e., purchase or sale);

•	the price of the security;

Review of Reports

The Chief Compliance Officer shall be responsible for reviewing all initial and annual holdings reports and all quarterly transaction reports.

Reporting is Not Considered Admission

Any initial or annual report may contain a statement that the report shall not be construed as an admission by the person making it of any direct or indirect beneficial ownership in the security to which the report relates.

GIFTS AND ENTERTAINMENT POLICY

Solicitation of Gifts

Members of the staff are prohibited from soliciting gifts from a business contact, regardless of its value or whether it benefits them directly or not.

Acceptance of Gifts

Covered Persons should refrain from accepting gifts offered by a business contact because they risk compromising their impartiality and independence of decision-making.

Nevertheless, gifts may be accepted within the following limits:

•	Any gift whose value is estimated to be less than $100 may be freely accepted, without having to make a declaration to the Chief Compliance Officer.

•

Any gift whose value is estimated to be in excess of $100 and less than $200 must be reported upon receipt to the Chief Compliance Officer via the Ethics Workflow Platform, and must be included in the employee’s quarterly compliance disclosures.

•

Any gift whose value is estimated to be in excess of $200 must be reported upon receipt to the Chief Compliance Officer via the Ethics Workflow Platform, and should either be sent back to its sender or directly sent to a charitable association.

The foregoing requirements shall apply equally to gifts made by any business contact to any members of the Immediate Family of Firm personnel.

Offering of Gifts

The nature and the cost of the gifts offered must be in line with the policy for acceptance of gifts explained above. Generally, gifts offered must not exceed $200 in value. However, no gifts or political contributions of any kind may be made to persons associated with U.S. governmental investors except in accordance with the Firm’s Political Contributions Policy. No gifts or political contributions of any kind may be given by Ardian US employees to non-US political candidates or officeholders.

Entertainment

The foregoing rules on receiving and offering of gifts is not intended to include attending or hosting normal course business-related conferences, or occasional business meals, sporting events or other entertainment events, so long as:

•	the person bearing the expense of the meal or event is also present

•	the expense is reasonable

•	acceptance is not conditioned on doing business with the Adviser

In addition, Firm personnel may not give on their own behalf or on behalf of the Firm a gift to a business contact that may be construed as an improper attempt to influence the recipient.

Other Considerations

Firm personnel should also note that the policies of a business contact’s organization or laws applicable to such business contact may prohibit the business contact from giving or receiving certain gifts or entertainment. This is especially likely to be the case where the business contact is a representative of a governmental organization, a fiduciary (e.g., for an ERISA plan) or a union official. Care should be taken when providing or receiving gifts or business entertainment with respect to such persons, even where such gifts and entertainment are of nominal value.

If an employee notices a pattern of repeated gifts or has any other presentiments about the giving or receiving of gifts in connection to Ardian business should contact Compliance immediately.

Cash

Covered Persons are forbidden from giving, soliciting or receiving any amount of cash whatsoever, without exception.

MATERIAL NON-PUBLIC INFORMATION (MNPI) AND INSIDER TRADING

General

Firm personnel are prohibited from engaging in, or helping others to engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty of trust or confidence owed by that person by:

•	trading while in possession of material, non-public information (“MNPI”);

•	communicating (i.e., “tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that, if Firm personnel trades with respect to a particular security or issuer at a time when he or she knows or should know that they are in possession of MNPI about the issuer or security, such person (and, by extension, the Firm) may be deemed to have violated the insider trading laws.

Note that the prohibition on trading while in possession of MNPI applies to securities generally, including securities of companies with which the Firm and the clients neither have, nor are considering, an investment or other relationship. It is possible that the Firm will receive MNPI about certain private and, from time to time, public companies (in which the Funds may or may not be invested) as a result of evaluating or investing in securities issued by a different company (including private securities). This Material Non-Public Information and Insider Trading Policy also applies to any such MNPI.

The requirements set forth herein shall apply equally to gifts made by any business contact to any members of the family or household of Firm personnel.

Material Information and Non-Public Information

Material Non-Public Information refers to that information that is both Material Information and Non- Public Information. The term “Material Information” has not been expressly defined by the SEC nor the US Congress. In the context of this manual, “Material Information” refers to any information that: (i) might have an effect on the market for a financial product, instrument or security generally; and (ii) this information might affect an investment decision of a reasonable investor (note that the information need not be so important that it would have changed the investor’s decisions to buy or sell). Information is considered non-public until it has been effectively disclosed to the marketplace (e.g., through national business and financial news wire services) and had adequate time for the market as a whole to respond to the information. Examples of MNPI may include, but are not limited to: sales results; earnings or estimates (including reaffirmations or changes to previously released earnings information); dividend actions; strategic plans; new products, discoveries or services; important personnel changes; acquisition and divestiture plans; financing plans; proposed securities offerings; marketing plans and joint ventures; government actions; major litigation, litigation developments or potential claims; restructurings and recapitalizations; and/or the negotiation or termination of major contracts.

Attribution

The SEC takes the view that MNPI possessed by one of a firm’s employees or other personnel may be attributed to the entire firm. As a result, where one member of the Firm’s personnel makes a trade in an issuer’s securities without personally being aware of any MNPI related to that issuer, the firm may nonetheless incur liability under the securities laws if any other employee was aware of such information at the time the trade was made. However, the securities laws provide firms with an affirmative defense to such charges, and that defense depends upon the establishment and enforcement of policies and procedures reasonably designed to control the flow of MNPI within the firm.

Tippee Liability

Firm personnel must be wary of MNPI disclosed in breach of a corporate insider’s duty of trust or confidence that the corporate insider may owe to his or her corporation and/or such corporation’s shareholders. Even when there is no expectation of confidentiality, Firm personnel may become an “insider” upon receiving MNPI in circumstances in which a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. Indirect personal benefits may include, for example, a reputational benefit or an expectation of a “quid pro quo.” It is also possible for a person to become an “insider” or “tippee” upon obtaining MNPI inadvertently, including information derived from social situations, business gatherings, overheard conversations and misplaced documents.

Under U.S. securities law and subject to Rule 14e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), described below, a “tippee” assumes a fiduciary duty to the shareholders of a corporation not to trade on MNPI only when the insider has breached his fiduciary duty to the shareholders by disclosing the information to the “tippee” and the “tippee” knows or should know that there has been a breach.

Corporate Insiders

In the normal course of operating its business, the Firm will from time to time interact with public company employees for the benefit of Firm clients. Such interactions raise the possibility that Firm personnel will receive or become aware of MNPI regarding these companies. Firm personnel may seek to interact with public company employees for the purpose of researching or managing the clients’ investments (or potential investments). It is the responsibility of all Firm personnel to understand the conflicts that exist or may arise out of interactions with public company employees. Furthermore, it is the responsibility of all Firm personnel to inform the Chief Compliance Officer or his or her designee immediately should they believe that they may be in possession of MNPI or any information that may be cause for further concern.

Value-Added Investors

The Funds may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the amount of their commitment. Examples of such investors may include, without limitation, executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds.

Due to the nature of their position, such investors may possess material nonpublic information. Therefore, employees of the Firm (each, a “Covered Person”) should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with such investors. Covered Persons should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor.

If there is any question as to whether information received from an investor could be MNPI, you are expected discuss it with the Chief Compliance Officer immediately, and otherwise to act in accordance with the procedures in this policy.

Use of MNPI

From time to time, Firm personnel receive and/or derive information that could be construed to be material non-public information as a result of an investment made, or evaluated on behalf of, one Fund and such information could be used to inform the Firm’s investment decisions on behalf of another Fund. The Firm has disclosed to the Funds’ investors that it has and will likely use information obtained through work for one Fund, subject to the appropriate restrictions applicable to the manner in which the information was obtained, to benefit another Fund including in making security trading decisions. In such instances, the Firm personnel considering the use of information obtained based on work for one Fund to benefit another Fund should consider discussing whether it is appropriate to use such information with the Chief Compliance Officer and confirm whether use of such information is consistent with the Firm’s relevant disclosure and applicable rules and regulations.

Restricted List

Ardian US and its affiliates maintain a global Restricted List. The Restricted List contains publicly listed companies, the purchase or sale of which could potentially present a conflict of interest to the Firm and its employees due to the potential possession of MNPI, or for a variety of other reasons. Employee transaction requests are checked against the Restricted List, and any request involving securities on the list is automatically rejected. The Restricted List is reviewed from time to time by the Compliance team to determine if symbols should be removed from the List as the Firm and its employees no longer possess MNPI regarding the security. All Non-Disclosure Agreements (“NDA”) executed on behalf of the Firm that involve publicly listed securities should be registered with the Compliance team via the Ethics Workflow Platform.

Obligations with Respect to Receipt of MNPI

If an employee is presented with the opportunity to learn non-public information to assist in his or her analysis of any security or other instrument, prior to signing any confidentiality letter, a definitive agreement pertaining to an investment, or any other agreement relating to the receipt of confidential information, such employee must obtain the approval of the Chief Compliance Officer prior to entering into any such confidentiality letter or agreement.

Any employee obtaining material nonpublic information must not (i) disclose or provide that information to anyone; (ii) trade in any securities to which the information relates; (iii) recommend the purchase or sale of securities on the basis of such information; or (iv) provide substantial assistance to someone who is engaged in any of the above activities.

If an employee obtains information about a company that he or she believes may be MNPI, including, amongst other things, as a result of a contractual agreement, through an expert or expert network, or by virtue of a Firm representative or observer on a company’s board of directors or creditor’s committee, such employee must immediately notify the Chief Compliance Officer of the information. If the Chief Compliance Officer determines, in his or her discretion, that the information constitutes MNPI that might expose the Firm or any of its affiliates to liability for “insider trading,” the company to which the information relates will be placed on the Restricted List. Companies included on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the Chief Compliance Officer.

In addition, any employee who is aware of the misuse of material nonpublic information should report such misuse to the Chief Compliance Officer.

Removal of Issuers from the Restricted List

Issuers are removed from the Restricted List by the Chief Compliance Officer in its discretion, but in any event after receipt of written confirmation from the responsible Firm personnel that such persons are no longer in possession of non-public information pertaining to such issues. The Chief Compliance Officer may, in his or her discretion, impose “cooling off” periods following such confirmation prior to removing an issuer from the Restricted List.

No Fiduciary Duty to Use Inside Information

Although the Firm has a fiduciary relationship with the clients, it has no legal obligation to recommend or to carry out investment transactions in the securities of any company while in possession of information its personnel know to be MNPI relating to that company.

EXPERT NETWORK POLICY

Background

“Expert Networks” or “Expert Network Firms” are research firms that facilitate contact between individuals or organizations, typically professionals with specialized information, that are contracted by investment professionals looking to build a fundamental understanding of an industry or company of interest.

“Experts” are consultants or industry professionals made available through an Expert Network to provide specialized information and research services. Experts can include scientists, engineers, doctors, lawyers, suppliers, and professional participants in the relevant industry, including in some cases former employees of a target company.

From a regulatory perspective, the potential exists for material non-public information to be shared, both purposefully and inadvertently, between Experts and Ardian during an expert network call.

This policy is to ensure that Ardian conducts its business with adherence to insider trading laws and this policy must be read in conjunction with the Material Non-Public Information (MNPI) and Insider Trading Policy.

Scope of Policy; Employees of Public Companies and Unpaid Consultants

This policy applies only to contact between Ardian employees and Experts obtained via an Expert Network Firm.

In addition to paid Experts, employees may from time to time communicate, on an unpaid basis, with, for example, (i) investor relations personnel, CEOs, CFOs or other executive officers or directors of public companies (directly or during events organized by brokers, bankers or others); (ii) store, district or regional managers, sales persons or other employees or representatives of a company; and (iii) individuals outside the company, such as customers, vendors or suppliers, former executives and employees of the company, employees of a competitor, or personnel of other buy-side investment firms; in each case in order to piece together a mosaic of information that will form its investment thesis (such persons, collectively, “Unpaid Research Contacts”). Ardian may make investment decisions on the basis of conclusions formed through such communications with Unpaid Research Contacts and the analysis of publicly available information. Difficult legal issues can arise, however, when, in the course of these communications, an employee becomes aware of material non-public information. Employees should discuss any receipt of potential material non-public information from an Unpaid Research Contact with Compliance.

Selection and Approval of Expert Network Firms

Ardian relies on the practices employed by the Expert Network Firm to ensure:

•

the Experts understand the definition of material non-public information, and that the Experts have agreed not to disclose any such information, or any other information that is confidential in the consultation with Ardian;

•	transcripts available from the Expert Network Firm have been reviewed by the Expert Network’s compliance team and all material nonpublic information has been removed; and

•	Expert Networks have policies and procedures to prevent disclosure of material non-public information from an Expert.

Given this reliance, Ardian will contact the Expert Network Firm at least once annually (and more often if determined appropriate by Compliance, to confirm:

•	whether the Expert Network’s policies have changed;

•	if any issues have been found during the last year;

•	that their testing and training has remained in line with their stated policies; and

•	that their review process remained in line with their stated polices.

Before Ardian engages an Expert Network Firm, Compliance must authorize the engagement. Authorization will be granted after Compliance is satisfied that the Expert Network Firm’s compliance policies and procedures are reasonably designed to protect against the disclosure of material non-public information by its Experts. Compliance may assess the controls used by the Expert Network Firm and any other information it deems to be relevant in determining whether to authorize or decline the engagement of the organization.

The approved Expert Network Firms currently engaged by Ardian are listed in Schedule 1, as amended from time to time, and once an Expert Network Firm is approved by Compliance such Expert Network Firm will be added.

Employees should contact Compliance with any questions regarding Schedule 1 or potential new relationships with Expert Network Firms.

Advance Notice Pre-Approval for Live Calls

Before any live, oral communication with Experts, employees must pre-clear each communication with Compliance. This applies to each individual consultation or meeting with an expert or research consultant. The pre-approval procedure is intended to provide Compliance with information necessary to assess potential conflicts of interest associated with the proposed arrangement or meeting and enables Compliance to monitor the frequency of consultations with any one particular consultant per year.

Prior to live interactions with an expert, Ardian employees must notify Compliance and obtain pre-approval for the call via by following the below procedure:

1.	Email Pre-Approval

Employees must email a member of Compliance requesting approval for contact with an expert. The email must include the following information:

•	The name of the expert

•	Name of the company the expert is affiliated with and their role at the company

•	The date and time of the call

•	The subject matter of the call / Which transaction the call is related to

2.	Meeting Details

A calendar invite with details of the pre-approved call containing the meeting details must also be circulated to Compliance prior to the call to provide them the ability to chaperone the call in order to confirm compliance with this policy and ensure no material non-public information is disseminated.

Procedures for Live calls and Receipt of MNPI

Ardian has confirmed with each of the approved Expert Network Firms that they have policies to ensure the experts understand the definition of material non-public information, and that the experts have agreed not to disclose any such information, or any other information that is confidential in the consultation with Ardian. While Ardian will generally rely on the Expert Network Firm to undertake appropriate background checks on the experts it recommends, Ardian employees must be vigilant regarding any “red flags” on the expert’s background information that is supplied by the Expert Network Firm.

Prior to the call, employees should be aware of the terms and conditions of any contractual agreements in place with the expert/their employer. Should the expert share any material non-public information during the call – as part of the mutually understood discussion on the target company/industry or at any point in the conversation – employees must make note of the company or security involved, the information received, and any other Ardian employees that may have received the information. Immediately alert a member of Compliance.

Transcripts and Other Pre-Recorded Materials

Pre-recorded, non-live content such as transcripts and webcasts available from Expert Network Firms can be accessed without preapproval. Expert Network Firms review these materials prior to them being made available and confirm any potential material nonpublic information is removed prior to making them available.

Methods of Communication

As with all business communications, employees may not send substantive communications via text messages, instant messages, or other non-Ardian approved communications (such as through social networking websites) to an Expert. Further, employees should discourage Experts from using such methods to communicate with employees.

Monitoring and Oversight

On an ongoing basis, Compliance will randomly select to chaperone live employee interactions with experts. Compliance is under no obligation to notify the employee that such call will be chaperoned.

On a quarterly basis, Compliance will request call logs maintained by the Expert Network Firms of all interactions between Ardian employees and experts. In order to facilitate the review and testing of compliance with the procedures outlined in this policy, Compliance will review the call logs and sample check the calls to ensure that this policy has been adhered to.

Additionally, Compliance performs routine email searches and monitors employee personal trading to ensure that no material non-public information is being shared or used for personal benefit.

On an annual basis, Compliance will contact the Expert Network Firms to confirm any relevant changes the firm’s policies and procedures and any issues related to the exchange of material non-public information.

Breach of this Policy

Any breach of this this policy will be dealt with in accordance with the Sanctions Policy.

DIRECTORSHIPS

No Covered Person shall serve as director of any publicly traded company, other than those in the Ardian Group, without first obtaining the consent of the Chief Compliance Officer. Any such consent shall be based on a review by the Chief Compliance Officer and a determination by the Executive Board that such board service will be consistent with the interests of the clients of the Adviser, and that the person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. While pre-approval does not need to be similarly received, all covered persons should report all directorships held at privately held companies in the annual and quarterly compliance reporting. At the direction of the Chief Compliance Officer, in his sole discretion, any covered person may be required at any time to resign from a disclosed directorship.

POLITICAL CONTRIBUTIONS POLICY

Restrictions on Contributions and Solicitations

Under the SEC’s “Pay for Play” Rules there are restrictions placed on the amounts and ways the Firm and its executives and employees make political contributions. Rule 206(4)-5 (the “Rule”) under the Advisers Act, prohibits investment advisers from making greater than de minimis political contributions to elected officials who are responsible for hiring, or can influence the hiring of, investment advisers to manage the assets of a state or municipal government entity (i.e., pension plans, retirement plans, tuition plans). The Rule also applies to investments by a government entity in a pooled investment vehicle advised by an adviser. A “government entity” means any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the “IRS Code”), or a state general fund; (iii) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “qualified tuition plan” authorized by section 529 of the IRS Code, a retirement plan authorized by section 403(b) or 457 of the IRS Code, or any similar program or plan (each a “Plan and, two or more collectively, “Plans”); and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

No Covered Person (as defined below) may make a contribution for the purpose of influencing the decision by any person or entity to invest in any pooled investment vehicle advised by the Firm (collectively, the “Funds”) or to otherwise hire the Firm as an investment adviser or conduct business with the Firm or the Funds. Here, “contribution” means any gift, subscription, loan, advance or deposit of money or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of a successful candidate for state or local office.

These restrictions apply to: (i) the Firm; (ii) any general partner, managing member or executive officer or individual with a similar status or function, of the Firm; (iii) all employees of the Firm and their immediate family members; and (iv) any political action committee controlled by the Firm or any of its employees (collectively, “Covered Persons”). “Family member” includes an employee’s spouse or domestic partner, as well as any minor children or other dependents residing in an employee’s home. The Firm’s Chief Compliance Officer is responsible for determining whether an independent contractor acting on behalf of the Firm should be subject to this policy.

The restrictions include:

Restriction on the Making of Political Contributions

•

If a Covered Person or a member of his or her family, makes a political contribution to a government entity, that adviser would be barred for two years from providing advisory services for compensation, either directly or through a fund (i.e., Fund of Fund or other pooled investment vehicle.)

•

As a result, Covered Persons and their family members are prohibited from making any contribution to an incumbent, candidate or successful candidate for elective office of a state or municipal government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser. Additionally, no contribution should be made to any candidate for federal office if at the time of the contribution such candidate is a state or municipal official that is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser. However, a person may make a contribution to such incumbent, candidate or successful candidate (a) if such person is eligible to vote for the person and such contribution, together with all other contributions to such official, candidate or successful candidate with respect to the same election, does not exceed $350 or (b) if such person is not eligible to vote for the person and such contribution, together with all other contributions to such official, candidate or successful candidate with respect to the same election, does not exceed $150.

Restriction on Soliciting the Contribution of Others

•

Covered Persons are prohibited from coordinated or soliciting another person or a political action committee (“PAC”) to make (including, but not limited to causing the Firm or a client to make) (A) any contribution to an official of a government entity or candidate for office of a government entity (including any election committee for such official or candidate) or (B) any payment (including any gift, loan, advance or anything of value) to a political party of a state or locality. Firm employees and other personnel should note that coordinating or soliciting Contributions can include actions that can be interpreted as supporting an official or political party, including, but not limited to the use of the Firm’s name or Covered Person’s name on fundraising literature for a candidate, or the Firm or a Covered Person sponsoring a meeting or conference which features an official or candidate as an attendee or guest speaker and which involves fundraising for the official or candidate.

Restriction on the Use of Certain Third-Party Solicitors

•

Any placement agents or solicitors that are paid (including by gift, loan, advance or anything of value) by the Firm, either directly or indirectly, to solicit a government entity must be either (i) an investment adviser registered with the SEC that has not, and whose covered persons have not, within two years of such solicitation (A) made a contribution to an official of that government entity, other than as permitted by the Rule; or (B) coordinated or solicited any person or political action committee to make any contribution or payment described in paragraphs (a)(2)(ii)(A) and (B) of the Rule; (ii) a broker or a dealer that is registered with the SEC and is a member of a national securities association registered under section 15A of the Securities Exchange Act of 1934, as amended, provided that the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made; and the SEC, by order, has found that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the Rule imposes on investment advisers and that such rules are consistent with the objectives of the Rule; (iii) a municipal advisor registered with the SEC and subject to rules of the Municipal Securities Rulemaking Board, provided, that such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made; and the SEC, by order, has found that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the Rule imposes on investment advisers and that such rules are consistent with the objectives of the Rule; or (iv) an executive officer, general partner, managing member (or, in each case, a person with a similar status or function), or employee of the Firm. The Chief Compliance Officer is responsible for ensuring that payments to placement agents or solicitors are consistent with these requirements.

Restriction on Indirect Contributions and Solicitations

•

An investment firm and its executives and employees are prohibited from engaging in pay to play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, lawyers or companies affiliated with the adviser, if that conduct would violate the rule if the adviser did it directly. This provision prevents advisers from circumventing the rule by directing or funding contributions through third parties.

Restrictions on New Government Entity Investors

•

In advance of admitting a government entity as an investor in an Ardian US managed fund or accepting a government entity as a client, the Chief Compliance Officer shall review records of contributions made within two years of the date of the investor’s admission or acceptance to determine whether any contributions have been made to any official of the government entity.

Disclosure and Pre-Clearance

All contributions must be disclosed and approved by the Chief Compliance Officer via the Ethics Workflow. Generally, it is the Firm’s policy to permit any proposed contribution so long as it does not cause a violation of the Rule or this Political Contributions Policy or a reasonably foreseeable violation of the Rule or this Political Contributions Policy based on current or future prospective clients of the Firm or potential investors in the Firm’s managed funds. However, the Chief Compliance Officer may also prohibit any proposed contribution that is deemed by the Chief Compliance Officer as having the potential to violate the Rule, this Political Contributions Policy, or for any other reason whatsoever.

Additionally, on a quarterly basis employees shall verify all contributions made in the past quarter by such employees and their family members, including the dates on which such contributions were made and whether any such contribution was the subject of the exception for certain returned contributions pursuant to Rule 206(4)-5(b)(3) (which provides a limited means to cure certain contributions made by an employee by returning such contributions). All quarterly reports are completed and certified online.

In advance of becoming an employee, a potential employee must disclose to the Chief Compliance Officer all contributions to any official of a government entity or candidate for office of a government entity (including any election committee) made by the employee or Family Members during the two years prior to becoming an employee.

Confidentiality

The Firm respects the rights of its personnel to lawfully contribute to the political process and will keep the information provided under this Political Contributions Policy confidential, subject to the rights of inspection of all regulatory and licensing bodies or as any disclosure may become necessary or advisable in the operation of the Firm, including disclosures at the request of representatives of investors and potential investors who are government clients, pension funds, or their fiduciaries if requested to do so.

Compliance with Other Laws

It should not be assumed that pre-clearance or approval under this Political Contributions Policy is confirmation that an employee or other personnel are complying with any applicable campaign finance or other applicable laws and each such person is urged to consult such advisers or counsel as appropriate on such laws. With respect to investors and potential investors that are state or local entities additional or different state or local rules may apply.

Violations

If any Firm personnel become aware of a violation of this political contributions policy, they must immediately notify the Chief Compliance Officer. In the event an employee or family member makes a contribution in violation of this Political Contributions Policy or the Rule, the employee agrees to take all reasonable efforts to prevent the triggering of a two-year time-out period, including actively seeking the return of the contribution.

CERTIFICATION

Each Covered Person shall certify annually that they:

•	have read and understood the Code and are subject thereto;

•	will comply with the requirements of the Code; and

•	have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

SANCTIONS

Any violations discovered by or reported to the Chief Compliance Officer shall be reviewed and investigated promptly, and reported to the Executive Board if applicable. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the Chief Compliance Officer. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code. Upon recommendation of the Chief Compliance Officer, the Executive Board may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

•	letter of censure;

•	probationary period involving increased account monitoring;

•	suspension or termination of the employment;

•	reversal of a trade, purchase or sale at the violator’s expense and risk, including potential disgorgement of any profit; and

•	in serious cases, referral to law enforcement or regulatory authorities.

The Executive Board may also escalate a report to the Supervisory Committee for its recommendation before imposing sanctions.

SCHEDULE 1

Approved Expert Network Firms:

•	Third Bridge

•	GLG